Exhibit 10.8
PAUL F. WALSH
OPTION AWARD AGREEMENT
eFunds Corporation
2006 STOCK INCENTIVE PLAN

Optionee: Paul F. Walsh	Optionee ID #: 106388026
Grant number:	Optioned shares:
Grant date:	Price per share: $
THIS OPTION AWARD (this “Agreement”) is made as of the ___ day of                     , 200___ (The “Award Date”) by eFunds Corporation, a corporation incorporated under the laws of the State of Delaware (the “Company”), United States of America, to Paul F. Walsh (the “Recipient”).
RECITALS:
     WHEREAS, the Company has adopted the eFunds Corporation 2000 Stock Incentive Plan, as the same may be amended from time to time (the “Plan”), pursuant to which it may grant Awards to Eligible Persons;
     WHEREAS, all capitalized and undefined terms used herein shall have the meanings given to them in the Plan, unless otherwise defined herein;
     WHEREAS, the Recipient has provided or is expected to provide valuable services to the Company or its Affiliates as an officer, employee or consultant of or to the Company or any of its Affiliates and the Company desires to recognize the Recipient for such services by granting to the Recipient an award (the “Award”) upon and subject to the terms and conditions of this Agreement and the Plan; and
     WHEREAS, Recipient and the Company are parties to that certain Retention Agreement, dated as of November 3, 2004 (the “Retention Agreement”), and that certain Amended and Restated Change in Control Agreement, of even date therewith (the “Change in Control Agreement”).
     NOW THEREFORE the parties hereto agree as follows:
Section 1. Award.
(a) The Company, effective as of the date of this Agreement, hereby grants to the Recipient, and the Recipient hereby accepts from the Company, upon the terms and subject to the conditions, limitations and restrictions set forth in this Agreement and the Plan, an option (the “Option”) to purchase ___ shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, at a price of $           per share. The Option is not intended to qualify as an incentive stock option under the Code, and shall be deemed to be a non-qualified stock option for all purposes.

     (b) The Option shall have a term (the “Term”) of ten (10) years from the date hereof, but any portion of the Option which has not vested or does not vest on the Recipient’s “Termination Date” (as such term is defined in the Retention Agreement) shall be immediately forfeited and the Recipient shall retain no residual rights of any kind in respect thereof. The Recipient shall retain such portions of the Option as shall have vested on or before the Termination Date for the periods hereinafter set forth. Only vested portions of the Option are exercisable.
Section 2. Definitions.
As used herein, (i) an “Acceleration Event” shall mean Recipient’s death or “Disability” (as such term is defined in the Retention Agreement), (ii) a “Control Event” shall mean the occurrence of an event requiring the acceleration of the vesting of the Option under the Change in Control Agreement, (iii) a “Qualifying Termination” shall mean any termination of Recipient’s employment with the Company that is not associated with an Acceleration Event or a Control Event or described in Section 3(b) of the Retention Agreement and (iv) a “Non-Qualifying Termination” shall mean any termination of the Recipient’s employment that is described in Section 3(b) of the Retention Agreement.
Section 3. Vesting; Exercise Date.
     3.1 Normal Vesting. Subject to acceleration as provided in Section 3.2, this Option shall vest in equal parts on 1st, 2nd and 3rd anniversaries of the Award Date.
     3.2 Accelerated Vesting. Notwithstanding the vesting provisions contained in Section 3.1 above, if an Acceleration Event or a Control Event should occur, the Option shall, effective as of the date of any such Event, vest and become exercisable in its entirety. In the event the Termination Date occurs before the first anniversary of the Award Date under circumstances constituting a Qualified Termination, two-thirds of the Award shall vest and become exercisable with the balance of the Award being forfeited. If the Termination Date occurs after the first anniversary of the Award Date under circumstances constituting a Qualified Termination, any unvested portion of the Award shall vest and become exercisable.
     3.3 Retention of Vested Options. Portions of the Option which shall have vested on or prior to the Termination Date shall not be forfeited by the Recipient on such Date and shall be retained by Recipient (or Recipient’s estate, heirs or personal representatives, as the case may be) for (i) 90 days after the Termination Date, if Recipient’s termination of employment with or services to the Company and its Affiliates constituted a Non-Qualifying Termination, (ii) two years after the Termination Date, if such termination constituted a Qualifying Termination or was associated with an Acceleration Event and (iii) five years after the Termination Date, if such termination was associated with a Control Event; provided, however, that in no event may any portion of the Option be exercised following the expiration of the Term.
Section 4. Method of Exercise.
In order to exercise the Option granted hereunder, the Recipient must provide written notice (the “Exercise Notice”) to the Company, to the attention of the Secretary or the administrator of the Plan, stating the number of Shares subject to the Option being exercised. The Exercise Notice must be signed by the Recipient and must include his complete address, taxpayer identification number and such other information as the Company may request. In the case of an exercise of the Option, the Recipient must pay to the Company the aggregate exercise price for the number of Shares being purchased, such amount to be payable in cash, by certified or cashiers check or by delivery of shares of the Company that (i) have been owned by Recipient for at least six months prior to the date of exercise and (ii) have a fair market value equal to the exercise price, or a combination of the foregoing. To the extent that the Option is exercised after the Recipient’s death, the notice of exercise shall also be accompanied by appropriate proof of the right of the person or persons supplying the Exercise Notice to exercise the Option.
Section 5. Exercise by Broker-Dealer.
The Option may be exercised through a broker-dealer in the United States acting on behalf of the Recipient if: (a) the broker-dealer has received from the Recipient or the Company a copy of instructions signed by the Recipient requesting the Company to deliver the Shares subject to the Option to the broker-dealer on behalf of the Recipient and specifying the account into which such Shares should be deposited; (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise; and (c) payment of the exercise price to the Company with respect to the Shares subject to the Option being acquired upon such exercise accompanies the Recipient’s Exercise Notice and written instructions regarding delivery of the Shares.
Section 6. Tax Withholding.
In order to provide the Company with the opportunity to claim the benefit of any income tax deduction which may be available to it upon the exercise of the Option, and in order to comply with all applicable income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable income, withholding, social security, payroll or other taxes, which are the sole and absolute responsibility of the Recipient, are withheld or collected from the Recipient. Recipient may, at the Recipient’s election (the “Tax Election”), satisfy applicable tax withholding obligations by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise of the Option having a fair market value equal to the Company’s minimum statutory withholding rate multiplied by the amount of income recognized by the Recipient in connection with such exercise or (b) delivering to the Company shares of Common Stock having a fair market value equal to the amount of such taxes. The Tax Election must be made on or before the date that the amount of tax to be withheld is determined.
Section 7. Transfer of Option.
The Recipient shall not, directly or indirectly, sell, pledge or otherwise transfer or dispose of any unexercised portion of the Option or the rights and privileges pertaining thereto, other than by will or the laws of descent and distribution. Neither the Option nor the Shares subject to the Option shall be liable for or subject to, in whole or in part, the debts, contracts, liabilities or torts of the Recipient, nor will they be subject to garnishment, attachment, execution, levy or other legal or equitable process.

Section 8. Certain Legal Restrictions.
The Company will not be obligated to sell or issue any Shares upon exercise of the Option or otherwise unless the issuance and delivery of such Shares complies, in the judgment of the Company, with all relevant provisions of applicable law and other legal requirements including, without limitation, any applicable securities laws and the requirements of any market or stock exchange upon which the shares of the Company (including the Shares) may then be listed. As a condition to the exercise of Option, the Company may require the Recipient to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of any applicable securities laws. The Company shall have no obligation to the Recipient, express or implied, to list, register or otherwise qualify any Shares issued to the Recipient pursuant to the Option. Shares issued upon the exercise of the Option may not be transferred except in accordance with applicable securities laws. At the Company’s election, the certificate evidencing the Shares issued to the Recipient will bear appropriate legends restricting transfer under applicable law.
Section 9. Governing Law.
This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of Delaware, U.S.A., which shall be the proper law of this Agreement notwithstanding any rules of conflict of laws or private international law therein contained under which any other law would be made applicable.
Section 11. Payments.
All cash payments hereunder shall be made in United States Dollars unless another currency is selected at the discretion of the Company. Currency translations shall be made in accordance with such methods and at such exchange rates as the Company may determine to be fair and appropriate in its sole discretion.
Section 12. Miscellaneous.
The following general provisions shall apply to the Option granted pursuant to this Agreement:
     (a) Neither the Recipient nor any Person claiming under or through the Recipient will have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable upon exercise of the Option unless and until certificates representing such Shares have been issued and delivered or, if Shares may be held in uncertificated form, unless and until the appropriate entry evidencing such transfer is made in the stockholder records of the Company.
     (b) Subject to the limitations in this Agreement on the transferability by the Recipient of the Option and any Shares issued pursuant thereto, this Agreement will be binding on and inure to the benefit of the successors and assigns of the parties hereto.

     (c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable, and if no such modification will render it legal, valid and enforceable, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
     (d) This Agreement, together with the Plan, embodies the complete agreement and understanding among the parties with respect to the subject matter hereof and supersedes and preempts any prior or contemporaneous written or oral understandings, agreements or representations by or among any of the parties that may have related to the subject matter hereof in any way. In the event of any inconsistency or conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. In the event of any conflict or any inconsistency between the provisions of this Agreement and any other written agreement between the Company or its Affiliates and the Recipient regarding the acceleration of the vesting and post-Termination Date exercisability provisions hereof, the terms of such other agreement shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee, and such determination shall be final, conclusive and binding upon all parties in interest.
     (e) Nothing in this Agreement or the Plan shall be construed as giving the Recipient the right to be retained as an officer, consultant, advisor or employee of the Company or any of its Affiliates. In addition, the Company or an Affiliate may at any time dismiss the Recipient, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
     (f) The Company may not amend, alter, suspend, discontinue or terminate this Agreement, prospectively or retroactively, in any manner that would have an adverse effect on the rights of the Recipient hereunder without the consent of the Recipient (or his beneficiaries).
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
eFunds Corporation

By:

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Grant number:

Grant date: